Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Quaker City Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-83770, No. 333-91217 and No. 333-41891) on Form S-8 of Quaker City Bancorp, Inc. of our report dated July 23, 2002, with respect to the consolidated statements of financial condition of Quaker City Bancorp, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 annual report on Form 10-K of Quaker City Bancorp, Inc.

/s/    KPMG LLP

Los Angeles, California
September 26, 2002

1